EXHIBIT 99.2


     FOR IMMEDIATE RELEASE              CONTACT:

                         Karl D. Gerhart          (610) 320-8437
                         INTERNET:        KARL@Sovereignbank.com
                         Mark R. McCollom         (610) 208-6426
                         Linda Hagginbothom       (610) 320-8498

     January 23, 1997

                        SOVEREIGN AMENDS
                       6 for 5 STOCK SPLIT


          WYOMISSING, PA.....Sovereign Bancorp, Inc.
("Sovereign") (NASDAQ/NMS:SVRN), parent company of Sovereign Bank
(the "Bank"), today announced that its Board of Directors has amended the timing of the 6 for 5 Stock split (20% Stock Split) on its common stock.

     "This change is being made to alleviate shareholder confusion concerning the dates of the stock split, which was declared on January 16, 1997" stated Karl D. Gerhart, Sovereign's
Chief Financial Officer and Treasurer.

     The common stock split will be effective in the form of one additional new share of common stock distributed for every five shares of common stock owned and a check payable to the shareholder for any fractional shares created by the dividend. The additional shares will be distributed on March 14, 1997 to common stock shareholders of record on March 3, 1997.

     "This will not affect the 15% increase in the cash dividend payable on February 14, 1997 to common stock shareholders of record as of January 29, 1997," Gerhart continued. The 15% increase in the common stock cash dividend payable on February 14, 1997 equates to $0.024 per share and will be adjusted to $0.02 per share for the 20% stock split in future quarters.

     Today, Thursday, January 23, 1997, Sovereign's common stock closed at $15.00 and its preferred stock closed at $77.75.


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